 Exhibit 99.1
NEWS RELEASE

Date	From
May 8, 2017	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President - Investor Relations & Treasurer
Welbilt, Inc.

WELBILT REPORTS SOLID FIRST QUARTER OPERATING RESULTS

Delivers sales and margin growth over prior year; reaffirms full-year guidance

New Port Richey, FL. - May 8, 2017 - Welbilt, Inc. (NYSE: WBT), today announced financial results for its 2017 first quarter.

2017 First Quarter Highlights

•	Net sales were $328.0 million, an increase of 0.8 percent; organic third party net sales growth was 2.7 percent

•	Diluted earnings per share were $0.04; adjusted diluted earnings per share were $0.08

•	Earnings from operations were $35.0 million, an increase of 3.9 percent; as a percent of net sales, earnings from operations were 10.7 percent, an increase of 30 basis points

•	Adjusted operating EBITDA was $52.7 million, an increase of 5.2 percent; adjusted operating EBITDA margin was 16.1 percent, an increase of 70 basis points

•	Repriced $825 million Term Loan B at LIBOR + 300 basis points, achieving a 175 basis point reduction

Net sales in the first quarter were $328.0 million, a 0.8 percent increase (+2.7 percent organic, -0.4 percent divestitures, -1.5 percent foreign currency translation).

Net earnings in the first quarter were $5.0 million and diluted earnings per share were $0.04 compared to $18.1 million and $0.13 per share in the first quarter of 2016. Adjusted net earnings were $10.6 million and adjusted diluted earnings per share were $0.08 in the first quarter versus $20.9 million and $0.15 per share, respectively, in the first quarter of 2016. The first quarter of 2016 included only one month of interest expense following the company's spin-off from The Manitowoc Company, Inc. on March 4, 2016. The effective tax rate in the first quarter was 29.6 percent compared to 20.3 percent in last year's first quarter.

Earnings from operations were $35.0 million in the first quarter compared to $33.7 million in last year’s first quarter, an increase of 3.9 percent. As a percentage of net sales, earnings from operations were 10.7 percent in the quarter versus 10.4 percent in last year’s first quarter. Adjusted operating EBITDA was $52.7 million in the first quarter versus $50.1 million in last year’s first quarter, a 5.2 percent increase. As a percentage of net sales, first quarter adjusted operating EBITDA margin was 16.1 percent versus 15.4 percent last year, a 70 basis point improvement.

“Our organic sales and adjusted operating EBITDA growth, particularly in APAC and EMEA, get us off to a good start for 2017,” said Hubertus Muehlhaeuser, Welbilt’s President and CEO. “This was the 7th consecutive quarter of year-over-year adjusted operating EBITDA margin improvement since the new management team took over in August 2015. We continued to make progress with our Simplification and Right-Sizing initiatives this quarter. Within Simplification, we pruned an additional 1 percent of our equipment SKUs during the quarter, bringing our total equipment SKU reduction to 17 percent since we adopted the 80/20 methodology. We did experience materials price inflation during the quarter, especially for certain components that go into stainless steel, however these were offset by positive pricing in the quarter.”

“As we indicated in our 2016 fourth quarter earnings call, our debt levels increased in the first quarter due to the combination of it being our seasonal slowest sales quarter of the year as well as payments of our annual customer volume rebates, our annual cash bonuses and a semiannual interest payment on our Senior Notes. We expect to resume de-levering our balance sheet in the second quarter.”

May 8, 2017
Welbilt Reports 2017 First Quarter Results

“We are reaffirming our 2017 annual guidance today. We continue to expect end market conditions to remain good in the general market and to slowly improve in the large Quick Service Restaurants ("QSR") and fast-casual markets. We expect our Simplification and Right-Sizing initiatives and additional price increases to fully offset higher compensation expense and material price inflation and for the full year we will deliver between 70 and 220 basis points of improvement to adjusted operating EBITDA margin," concluded Muehlhaeuser.

Segment Discussion
Net sales in our Americas segment were $267.5 million, a 1.5 percent increase. Third party net sales were $237.7 million, a 0.2 percent increase (+0.3 percent organic, -0.3 percent divestitures, +0.2 percent foreign currency translation). The organic third party net sales increase was primarily driven by improved KitchenCare® sales and increased sales of cold-side products, which were partially offset by lower hot-side product sales and lost sales from 80/20 product line simplification. First quarter adjusted operating EBITDA in the Americas segment was $46.8 million compared to $49.8 million in the first quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 17.5 percent in the first quarter versus 18.9 percent in the same period last year. The adjusted operating EBITDA margin decrease was primarily driven by product mix, materials cost inflation, higher compensation expense, and higher SG&A for R&D and marketing expenses. These were partially offset by savings from our Simplification and Right-Sizing initiatives and improved pricing.

Net sales in our EMEA segment were $67.8 million, a 1.2 percent decrease. Third party net sales were $53.9 million, a 2.4 percent decrease (+6.7 percent organic, -9.1 percent foreign currency translation). The organic third party net sales increase was driven primarily by higher sales of hot-side products including our new Merrychef® eikon® e2s high-speed ovens and stronger cold-side product sales including our beverage systems, partially offset by the impact of lost sales from 80/20 product line simplification. First quarter adjusted operating EBITDA in the EMEA segment was $12.8 million compared to $7.6 million in the first quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 18.9 percent in the first quarter versus 11.1 percent in the same period last year. The adjusted operating EBITDA margin increase was primarily driven by higher leverage from increased volumes, better product mix from our new product introductions, improved pricing, increased efficiencies and savings from our Simplification and Right-Sizing initiatives.

Net sales in our APAC segment were $41.7 million, a 7.2 percent increase. Third party net sales were $36.4 million, a 10.3 percent increase (+14.2 percent organic, -2.4 percent divestitures, -1.5 percent foreign currency translation). The increase was driven primarily from higher sales of hot-side products and KitchenCare parts. First quarter adjusted operating EBITDA in the APAC segment was $5.5 million compared to $3.7 million in the first quarter of 2016. As a percentage of net sales, adjusted operating EBITDA margin was 13.2 percent for the first quarter of 2017 versus 9.5 percent for the same period in the prior year. The adjusted operating EBITDA margin increase was primarily driven by higher leverage from increased volumes and savings from our Simplification and Right-Sizing initiatives, and from operating efficiency improvements.

Liquidity Discussion
Free cash flow was a $55.5 million use of cash in the quarter as the company paid out annual volume rebates to customers, made a semi-annual interest payment on its Senior Notes, and paid out annual cash bonuses. Net other assets and other current and long-term liabilities, inventory and accounts receivable were all uses of cash in the first quarter of $52.5 million, $23.9 million and $6.0 million, respectively. Accounts payable was a source of cash in the first quarter of $8.6 million. During the quarter, total debt increased by $80.5 million primarily from an increase on our revolving credit facility of $76.5 million. Our ending cash balance was $82.6 million, an increase of $28.8 million during the quarter. The majority of our cash is held by our international subsidiaries.

2017 Guidance
We are reaffirming our full-year 2017 guidance ranges. We continue to expect end market conditions to remain good in the general market and to slowly improve in the large QSR and fast-casual markets. We also expect to begin benefiting from 2016's and 2017's new product introductions. We will again focus on margin improvement through the continued execution of our Simplification and Right-Sizing initiatives. We expect interest expense to be near the low end of our guidance range following the successful repricing of the $825 million Term Loan B.

•
Net sales growth: between -3.5 and -0.5 percent (organic -1 to +2 percent including a -1 percent impact from 80/20 product line simplification, divestitures -1 percent, foreign currency translation -1.5 percent);

•	Adjusted operating EBITDA margin: between 18.5 and 20 percent;

•	Interest expense: between $85 and $90 million;

•	Effective tax rate: between 29 and 32 percent, based on current tax laws;

•	Adjusted diluted EPS: between $0.65 and $0.75 per share, based on a forecast of 140.8 million fully diluted shares outstanding;

•	Amortization expense: between $30 and $33 million;

•	Depreciation expense: between $16 and $19 million;

•	Capital expenditures: between $23 and $28 million; and

•	Debt reduction: between $100 and $120 million.

May 8, 2017
Welbilt Reports 2017 First Quarter Results

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. We offer fully-integrated kitchen systems and our products are backed by KitchenCare® aftermarket parts and service. Headquartered in the Tampa Bay area, Florida, and operating 17 manufacturing facilities throughout the Americas, Europe and Asia, the company sells through a global network of over 3,000 distributors and dealers in over 100 countries. The company has approximately 5,500 employees and generated sales of $1.46 billion in 2016. Its portfolio of award-winning brands includes Cleveland™, Convotherm®, Delfield®, fitkitchenSM, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. For more information, visit www.welbilt.com.

Forward-looking Statements
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability under the United States Private Securities Litigation Reform Act of 1995 (the “Act”). Any statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Act. These statements are based on the current expectations of the management of the company and are subject to uncertainty and changes in circumstances. Forward-looking statements include, without limitation, statements typically containing words such as "intends," "expects," "anticipates," "targets," "estimates," and words of similar import. By their nature, forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Such risks and uncertainties include, without limitation, world economic factors and the ongoing economic uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; availability of raw materials and changes in raw material prices, commodity prices and hedges in place; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; and laws and regulations, including changes in laws and regulations and their enforcement around the world. Additional factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, the risks and uncertainties described in the section titled “Risk Factors” in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company's website at www.welbilt.com and on the SEC website at www.sec.gov. Welbilt undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made.

For more information, contact:
Rich Sheffer
Vice President of Investor Relations and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

May 8, 2017
Welbilt Reports 2017 First Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

STATEMENTS OF OPERATIONS

	Three months ended March 31,
Millions of dollars, except per share data	2017	2016
Net sales	$328.0	$325.5
Cost of sales	205.0	207.9
Gross profit	123.0	117.6
Selling, general and administrative expenses	74.3	71.8
Amortization expense	7.8	7.8
Separation expense	0.9	3.0
Restructuring expense	4.6	1.3
Asset impairment expense	0.4	—
Earnings from operations	35.0	33.7
Interest expense	23.2	8.5
Interest expense on notes with MTW — net	—	0.1
Loss on early extinguishment of debt	3.2	—
Other expense — net	1.5	2.4
Earnings before income taxes	7.1	22.7
Income taxes	2.1	4.6
Net earnings	$5.0	$18.1
Per share data
Earnings per common share — Basic	$0.04	$0.13
Earnings per common share — Diluted	$0.04	$0.13
Weighted average shares outstanding — Basic	138,759,075	137,016,712
Weighted average shares outstanding — Diluted	140,431,198	138,564,299

May 8, 2017
Welbilt Reports 2017 First Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
As of March 31, 2017 (Unaudited) and December 31, 2016

BALANCE SHEETS

	March 31,	December 31,
Millions of dollars, except share data	2017	2016
Assets
Current assets:
Cash and cash equivalents	$82.6	$53.8
Restricted cash	0.2	6.4
Accounts receivable, less allowances of $4.2 and $5.3, respectively	92.8	81.7
Inventories — net	171.0	145.6
Prepaids and other current assets	25.8	13.9
Current assets held for sale	7.2	6.8
Total current assets	379.6	308.2
Property, plant and equipment — net	107.7	109.1
Goodwill	845.6	845.3
Other intangible assets — net	477.9	484.4
Other non-current assets	26.3	22.1
Total assets	$1,837.1	$1,769.1
Liabilities and equity
Current liabilities:
Accounts payable	$117.9	$108.4
Accrued expenses and other liabilities	137.7	174.5
Short-term borrowings	4.0	—
Current portion of long-term debt and capital leases	0.6	1.6
Product warranties	24.6	27.9
Current liabilities held for sale	—	0.7
Total current liabilities	284.8	313.1
Long-term debt and capital leases	1,353.4	1,278.7
Deferred income taxes	136.3	137.8
Pension and postretirement health obligations	45.9	47.4
Other long-term liabilities	43.0	35.6
Total non-current liabilities	1,578.6	1,499.5
Commitments and contingencies
Total (deficit) equity:
Common stock (300,000,000 shares authorized, 138,918,189 shares and 138,601,327 shares issued and 138,878,878 shares and 138,562,016 shares outstanding, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(66.6)	(72.0)
Retained earnings	75.5	70.5
Accumulated other comprehensive loss	(36.6)	(43.4)
Total (deficit) equity	(26.3)	(43.5)
Total liabilities and equity	$1,837.1	$1,769.1

May 8, 2017
Welbilt Reports 2017 First Quarter Results

WELBILT, INC.
Consolidated (Condensed) Financial Information
For the Three Months Ended March 31, 2017 and 2016 (Unaudited)

STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
Millions of dollars	2017	2016
Cash flows from operating activities:
Net earnings	$5.0	$18.1
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation	4.0	4.3
Amortization of intangible assets	7.8	7.8
Amortization of debt issuance costs	1.3	0.4
Loss on early extinguishment of debt	3.2	—
Deferred income taxes	(2.9)	(2.9)
Stock-based compensation expense	4.4	1.3
Asset impairment expense	0.4	—
Changes in operating assets and liabilities:
Accounts receivable	(6.0)	(8.4)
Inventories	(23.9)	(15.8)
Other assets	(3.5)	(8.3)
Accounts payable	8.6	(16.3)
Other current and long-term liabilities	(49.0)	(3.2)
Net cash used in operating activities	(50.6)	(23.0)
Cash flows from investing activities:
Capital expenditures	(4.9)	(4.5)
Changes in restricted cash	6.2	0.3
Net cash provided by (used in) investing activities	1.3	(4.2)
Cash flows from financing activities:
Proceeds from long-term debt and capital leases	78.9	1,431.4
Repayments on long-term debt and capital leases	(2.5)	(0.2)
Debt issuance costs	(1.4)	(40.6)
Change in short term borrowings	4.0	14.5
Dividend paid to MTW	—	(1,362.0)
Net transactions with MTW	—	6.1
Exercises of stock options	0.9	0.1
Net cash provided by financing activities	79.9	49.3
Effect of exchange rate changes on cash	(1.8)	0.5
Net increase in cash and cash equivalents	28.8	22.6
Balance at beginning of period	53.8	32.0
Balance at end of period	$82.6	$54.6

May 8, 2017
Welbilt Reports 2017 First Quarter Results

SEGMENT INFORMATION

	Three Months Ended March 31,
Millions of dollars	2017	2016
Net sales:
Americas	$267.5	$263.6
EMEA	67.8	68.6
APAC	41.7	38.9
Elimination of intersegment sales	(49.0)	(45.6)
Total net sales	$328.0	$325.5

Segment Adjusted Operating EBITDA:
Americas	$46.8	$49.8
EMEA	12.8	7.6
APAC	5.5	3.7
Total Segment Adjusted Operating EBITDA	65.1	61.1
Corporate and unallocated	(12.4)	(11.0)
Amortization expense	(7.8)	(7.8)
Depreciation expense	(4.0)	(4.3)
Separation expense	(0.9)	(3.0)
Restructuring expense	(4.6)	(1.3)
Asset impairment expense	(0.4)	—
Earnings from operations	35.0	33.7
Interest expense	(23.2)	(8.5)
Interest expense on notes with MTW — net	—	(0.1)
Loss on early extinguishment of debt	(3.2)	—
Other expense — net	(1.5)	(2.4)
Earnings before income taxes	$7.1	$22.7

Adjusted Operating EBITDA % by segment (1) :
Americas	17.5%	18.9%
EMEA	18.9%	11.1%
APAC	13.2%	9.5%
(1) Adjusted Operating EBITDA % in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (2) :
United States	$215.0	$212.1
Other Americas	23.0	23.0
EMEA	54.0	57.2
APAC	36.0	33.2
Total net sales by geographic area	$328.0	$325.5
(2) Net sales in the section above are attributed to geographic regions based on location of customer.

May 8, 2017
Welbilt Reports 2017 First Quarter Results

NON-GAAP FINANCIAL MEASURES

In this release, the Company refers to various non-GAAP measures. We believe that these measures are helpful to investors in assessing the Company's ongoing performance of its underlying businesses before the impact of special items. In addition, these non-GAAP measures provide a comparison to commonly used financial metrics within the professional investing community which do not include special items.

FREE CASH FLOW

	Three Months Ended March 31,
Millions of dollars	2017	2016
Free Cash Flow (1)
Net cash used in operating activities	$(50.6)	$(23.0)
Net capital expenditures	(4.9)	(4.5)
Free Cash Flow	$(55.5)	$(27.5)
(1) Free cash flow represents operating cash flows less property, plant and equipment additions.

ADJUSTED OPERATING EBITDA

In addition to analyzing its results on a U.S. GAAP basis, management also reviews its results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as earnings before interest, taxes, other (income) expense, depreciation and amortization plus certain items such as asset impairment, restructuring, separation charges and loss on early extinguishment of debt. Management uses Adjusted Operating EBITDA as the basis on which it evaluates its financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
Millions of dollars, except percentage data	2017	2016
Adjusted Operating EBITDA:
Net earnings	$5.0	$18.1
Income taxes	2.1	4.6
Other expense — net	1.5	2.4
Loss on early extinguishment of debt	3.2	—
Interest expense on notes with MTW — net	—	0.1
Interest expense	23.2	8.5
Earnings from operations	35.0	33.7
Asset impairment expense	0.4	—
Restructuring expense	4.6	1.3
Separation expense	0.9	3.0
Amortization expense	7.8	7.8
Depreciation expense	4.0	4.3
Total Adjusted Operating EBITDA	$52.7	$50.1

Adjusted Operating EBITDA margin (1)	16.1%	15.4%
(1) Adjusted Operating EBITDA margin in the section above is calculated by dividing the dollar amount of Adjusted Operating EBITDA by net sales.

May 8, 2017
Welbilt Reports 2017 First Quarter Results

ADJUSTED NET EARNINGS

In this release, the Company refers to adjusted net earnings. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of certain items such as asset impairment, restructuring, separation charges and loss on early extinguishment of debt. Adjusted net earnings before certain items reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended March 31,
Millions of dollars, except share data	2017	2016
Adjusted Net Earnings (1):
Net earnings	$5.0	$18.1
Asset impairment expense	0.4	—
Restructuring expense	4.6	1.3
Separation expense	0.9	3.0
Loss on early extinguishment of debt	3.2	—
Tax effect of adjustments (2)	(3.5)	(1.5)
Total Adjusted Net Earnings	$10.6	$20.9
(1) Adjusted net earnings represents net earnings before the impact of certain items such as asset impairment, restructuring, separation charges and loss on early extinguishment of debt.
(2) The tax effect of adjustments is determined using the effective tax rates for the countries comprising such adjustments, which is primarily the U.S.

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.04	$0.13
Asset impairment expense per share	—	—
Restructuring expense per share	0.03	0.01
Separation expense per share	0.01	0.02
Loss on early extinguishment of debt per share	0.02	—
Tax effect of adjustments per share	(0.02)	(0.01)
Total Adjusted Diluted Net Earnings Per Share	$0.08	$0.15

THIRD PARTY NET SALES AND ORGANIC THIRD PARTY NET SALES

In this release, the Company refers to third party net sales and organic third party net sales. We believe this measure is helpful to investors in assessing the company's ongoing performance of its underlying businesses before the impact of acquisitions and divestitures and also before the impact of foreign currency translation. Third party net sales and organic third party net sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	Q1 2017 vs. Q1 2016
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic third party net sales	0.3%	6.7%	14.2%	2.7%
Impact from divestitures	(0.3)%	—%	(2.4)%	(0.4)%
Foreign currency translation	0.2%	(9.1)%	(1.5)%	(1.5)%
Third party net sales	0.2%	(2.4)%	10.3%	0.8%

May 8, 2017
Welbilt Reports 2017 First Quarter Results

	Three Months Ended March 31,
Millions of dollars, except percentage data	2017	2016
Consolidated:
Total sales	$377.0	$371.1
Less: Intersegment sales	(49.0)	(45.6)
Third party net sales (as reported)	328.0	325.5
Less: Latin America Kysor Panel Systems sales	—	(0.7)
Less: China field service sales	—	(0.7)
Foreign currency translation	5.0	—
Organic third party net sales	$333.0	$324.1

Americas:
Net sales	$267.5	$263.6
Less: Intersegment sales	(29.8)	(26.3)
Third party net sales	237.7	237.3
Less: Latin America Kysor Panel Systems sales	—	(0.7)
Foreign currency translation	(0.5)	—
Organic third party net sales	$237.2	$236.6

EMEA:
Net sales	$67.8	$68.6
Less: Intersegment sales	(13.9)	(13.4)
Third party net sales	53.9	55.2
Foreign currency translation	5.0	—
Organic third party net sales	$58.9	$55.2

APAC:
Net sales	$41.7	$38.9
Less: Intersegment sales	(5.3)	(5.9)
Third party net sales	36.4	33.0
Less: China field service sales	—	(0.7)
Foreign currency translation	0.5	—
Organic third party net sales	$36.9	$32.3

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